Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH SUBSIDIARY AWARDED $2.2 MLLION TASK ORDER FOR NASA MISSION
Astrotech Space Operations Secures Task Order Under NASA Eastern Range Contract
Austin, Texas, October 14, 2011 – Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that its Astrotech Space Operations (ASO) subsidiary has won a fully-funded task order under the previously announced indefinite delivery, indefinite quantity (IDIQ) contract for payload processing support at the Eastern Range. The Company will provide facilities and payload processing services from its Titusville, Florida location in support of the National Aeronautics and Space Administration (NASA) Radiation Belt Storm Probes (RBSP) mission scheduled to launch in September 2012.
“We look forward to furthering our partnership with NASA through support of the RBSP mission,” stated Don M. White Jr., Senior Vice President and General Manager of Astrotech Space Operations. “Astrotech is proud to continue playing a critical role in the success of NASA’s science missions by providing processing services and state-of-the-art facilities.”
On July 26, 2010 Astrotech announced the award of a $9.5 million indefinite delivery, indefinite quantity contract with NASA for payload processing support services associated with potential future missions. RBSP is the third mission awarded to Astrotech under the IDIQ contract. The Radiation Belt Storm Probes mission is part of NASA’s Living With a Star Geospace program to explore fundamental processes that operate throughout the solar system. RBSP is being designed to help NASA understand the sun’s influence on the Earth and near-Earth space by studying the planet’s radiation belts on various scales of space and time.
From Titusville, Florida, and Vandenberg Air Force Base, California, Astrotech Space Operations provides all support necessary for government and commercial customers to successfully process their satellite hardware for launch, including advance planning; use of unique facilities; and spacecraft checkout, encapsulation, fueling, and transport. In its 30 year history, ASO has supported the processing of more than 290 spacecraft without impacting a customer’s launch schedule.
About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough Miniature Chemical Detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to maintain and expand ASO, the availability of capital for reinvestment in growth initiatives, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements..
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